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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

        Miller                      Leonard
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        (Last)                      (First)                        (Middle)

                             760 N.W. 107th Avenue
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                                   (Street)

         Miami                         FL                             33172
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol LNR Property Corporation / LNR
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year Feb-02
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director    ___ Officer              X  10% Owner    ___ Other
    ---                 (give title below)  ---                  (specify below)


    ----------------------------------------------------------------

7.  Individual of Joint/Group Filing

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)      5. Amount of           6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)              Securities             ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)             Beneficially           Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                      Owned at               Direct        Bene-
                         Day/    ---------------------------------------------      End of Issuer's        (D) or        ficial
                         Year)      Code / V       Amount / A or D / Price          Fiscal Year            Indirect      Owner
                                                                                    (Instr. 3 and 4)(1)    (Instr. 4)    (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock -                                                                                                        By Limited
Class B               12/31/01         J             160,100 (D)                        9,737,830              I      Partnerships
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Common Stock             N/A          N/A               N/A                                 9,520              I       By Savings
                                                                                                                       Plan
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Common Stock             N/A          N/A               N/A                                   400              D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

(J) Represents a conversion of shares from Class B Common Stock to Class A Common Stock and a transfer of these shares to the Miller Family Foundation, Inc., a charitable foundation of which Mr. Miller is the President.

(1) This does not include 46,000 shares of Class B Common Stock and 160,100 shares of Class A Common Stock owned by Miller Family Foundation, Inc., a charitable foundation of which Mr. Miller is the President.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Derivative          Day/Year)                                  (Instr. 3, 4, and 5)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code / V                    (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------

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
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                              6. Date Exer-     7. Title / Amount of       8. Price    9. Number       10. Owner-      11. Nature
                                 cisable and       Underlying Securities      of          of Deriv-        ship            of In-
                                 Expiration        (Instr. 3 and 4)           Deriv-      ative            Form of         direct
                                 Date                                         ative       Securities       Derivative      Bene-
                                 (Month/Day/                                  Security    Bene-            Security        ficial
                                 Year)                                        (Instr.     ficially         Direct (D)      Owner-
                                                                                5)        Owned at         or Indirect     ship
                                                     Title / Amount or                    End of Year       (I)            (Instr.
                               Exer / Expir.            # of Shares                       (Instr. 4)       (Instr. 4)        4)
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

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

Explanation of Responses:


          /s/ Leonard Miller                       3/9/2002
          -----------------------------------------------------
              **Signature of Reporting Person        Date

              Leonard Miller

* Reporting person denies beneficial ownership of these securities.

** Intentional misstatements or ommissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient.
        See Instruction 6 for procedure.

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